Exhibit 15.1
January 28, 2011
Tenneco Inc.
500 North Field Drive
Lake Forest, IL 60045
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Tenneco Inc. and consolidated subsidiaries for the three-month periods ended March 31, 2009, for the three-month and six-month periods ended June 30, 2009, and for the three-month and nine-month periods ended September 30, 2009, and have issued our reports dated February 26, 2010. As indicated in our reports dated February 26, 2010; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our reports referred to above, which are included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010, and September 30, 2010 are incorporated by reference in Registration Statement.
We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Chicago, Illinois